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                                                                 RULE 424(b)(2)
                                                      REGISTRATION NO. 33-62757

PRICING SUPPLEMENT NO. 3
TO PROSPECTUS DATED NOVEMBER 21, 1995
(As supplemented November 21, 1995)


                          COCA-COLA ENTERPRISES INC.

                              MEDIUM-TERM NOTES

                              (Fixed Rate Note)

              (Due from 9 months to 30 years from date of issue)


Designation: Fixed Rate                         Interest Payment Dates:
        Medium-Term Notes                               Each April 25 and
        Due October 25, 2011                            October 25, commencing
                                                        April 25, 1997, and
                                                        ending on the Maturity
                                                        Date.

Principal Amount:  $25,000,000
Issue Price (as a percentage of
        Principal Amount):  100%                Denominations:  $1,000

Interest Rate:  7.50%
Commission or Discount (as a
   percentage of Principal                      Redemption Provisions:
   Amount):  0.00%                                      The Notes are
                                                        redeemable at the
                                                        option of the Company
Original Issue Date:                                    on any Interest Payment
   October 25, 1996                                     Date from and including
                                                        October 25, 1997 with
Maturity Date:                                          thirty calendar days
   October 25, 2011                                     notice.

Regular Record Dates:
   April 10 or October                          Form:   [X] Book-Entry
   10 (whether or not a Business Day)                   [ ] Certificated
   prior to the corresponding
   Interest Payment Date.



     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.





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                                   INTEREST

     Interest on the Notes will be calculated based on a year of 360 days consisting of twelve months of 30 days each.

     If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means any day that is not a Saturday, Sunday or a day on which commercial banks in The City of New York are required or authorized to be closed. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                                  REDEMPTION

     The Notes are redeemable by the Company on any Interest Payment Date from and including October 25, 1997, on at least thirty days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the date of redemption.

                             PLAN OF DISTRIBUTION

     Lehman Brothers Inc. ("Lehman") has purchased the Notes as principal. Lehman may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purpose of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Lehman, or, if so agreed, at a fixed public offering price. After the initial public offering of the Notes, the public offering price may be changed.


Dated:  October 8, 1996